Exhibit 10.5

                               SUBLEASE AGREEMENT
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         This Sublease is entered into as of the 8th day of October, 1998, by and between Belfiore-Fizgerald (hereinafter "Tenant") and Kanakaris Communications, Inc. (hereinafter "Subtenant").

         In relation to Tenant's lease of three thousand three hundred seventy-nine (3,379) rentable square feet located at 3303 Harbor Boulevard, Suite F-2 Costa Mesa, California 92626 (hereinafter the "Premises"), Tenant and Subtenant hereby express their mutual desire and intent to enter into a sublease whereby Subtenant will be subletting a portion of the Premises leased to Tenant in a total amount of one thousand seven hundred seventy-nine (1,779) rentable square feet of the Premises (hereinafter the "Subleased Premises"). Subtenant will lease from Tenant the Subleased Premises commencing on October 15, 1998, through and including the end of the original term of Tenant's lease of the Premises, which is August 20, 2000. Subtenant will pay to Tenant on the 1st day of each month a total of One Thousand Five Hundred Twelve Dollars and Fifteen Cents ($1,512.15), which equals Eighty-Five Cents ($.85) per square foot for the Subleased Premises. If the Subtenant does not pay the monthly rent due by the 10th day of each month, a $150.00 late charge will be assessed. The amount of rent Subtenant must pay Tenant on a monthly basis will increase to $1,579.15 as of August 21, 1999 due to the increases in Tenant's rent for the Premises. If Subtenant fails to pay rent due by the 10th day of any month that such rent is due, Tenant may declare a default under this Sublease and give Subtenant 30 (thirty) days notice to vacate the Subleased Premises by delivering written notice to anyone at the Subleased Premises. Subtenant will pay to Tenant one month's security deposit equal to One Thousand Five Hundred Twelve Dollars and Fifteen Cents ($1,512.15). If any items are missing or damaged at the Subleased Premises, Subtenant hereby agrees to replace or reimburse said items. Subtenant acknowledges and agrees that Subtenant is subject to all the terms and provisions of the lease under which Tenant is occupying the Premises.

         IN WITNESS WHEREOF, Tenant and Subtenant have executed this Sublease Agreement as of the day and year first set forth above.

         "Subtenant"                                "Tenant"

         /s/ Alex Kanakaris                         /s/ Belfiore-Fitzgerald
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         Alex Kanakaris                             Belfiore-Fitzgerald
         CEO
         Kanakaris Communications